UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 11, 2007 (April 9, 2007)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)	2006 Cash Bonus Awards, 2007 Base Salary, and 2007 Target Cash Bonus Awards for Named Executive Officers .
     On April 9, 2007, the Compensation Committee of the Board of Directors of NxStage Medical, Inc. (the “Company”) (i) approved the payment of annual incentive cash bonus awards for performance during the 2006 fiscal year (“2006 Cash Bonus Awards”), (ii) approved base salary increases for the 2007 fiscal year, (iii) approved the Company’s 2007 Corporate Bonus Plan (the “2007 Bonus Plan”) and (iv) set target cash bonus awards for the 2007 fiscal year under the 2007 Bonus Plan (“2007 Target Cash Bonus Awards”), for each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K). The following table sets forth information regarding each of named executive officer’s (i) 2006 base salary (for comparison purposes only), (ii) 2006 Cash Bonus Award, (iii) 2007 base salary and (iv) 2007 Target Cash Bonus Award:

						2007 Target
						Cash Bonus
						(as a % of		2007 Special
Executive		2006 Base	2006 Cash		2007 Base	2007 Base	Target	Recognition
Officer	Title	Salary (1)	Bonus		Salary (2)	Salary) (3)	Bonus	Bonus
Jeffrey H. Burbank	President & Chief Executive Officer	$298,700	$88,582	(4)	$330,000	50%	$165,000	$30,000 (4)

Robert S. Brown	Senior Vice President & Chief Financial Officer	$250,000	$8,650	(5)	$250,000	35%	$87,500

Philip R. Licari	Senior Vice President & Chief Operating Officer	$231,750	$54,313		$240,000	35%	$84,000

Joseph E. Turk, Jr.	Senior Vice President, Commercial Operations	$223,871	$32,486	(6)	$260,000	45%	$117,000	$40,000 (6)

Winifred L. Swan	Senior Vice President & General Counsel	$260,000	$63,576		$260,000	35%	$91,000
(1)	Base salary as of December 31, 2006.

(2)	Base salary increases are effective January 1, 2007.

(3)	Except as noted in Footnotes (4), (5) and (6) below, 2006 Cash Bonus Awards were granted pursuant to the Company’s 2006 Corporate Bonus Plan, which was previously disclosed by the Company, and are based on the Company’s performance relative to previously disclosed metrics and the recipient’s individual performance in fiscal year 2006.

(4)	Mr. Burbank earned a 2006 bonus of $112,505, of which $23,923 was not paid to Mr. Burbank pursuant to a Board action requiring that bonuses earned between 2004 and 2006 be offset against a portion of the tax gross-up paid to Mr. Burbank in connection with the forgiveness of all of his indebtedness to NxStage in 2004. In special recognition of his negotiation of the recently announced agreements with three dialysis chains, Mr. Burbank was also awarded a special recognition bonus in April 2007 of $30,000.

(5)	Mr. Brown joined the Company on November 27, 2006. Under his employment agreement with the Company, he was guaranteed a 35% bonus on the base compensation he earned through the end of 2006. Mr. Brown also received an $82,000 signing bonus upon his joining the Company.

(6)	Mr. Turk earned a 2006 bonus of $65,583, of which $33,097 was not paid to Mr. Turk pursuant to a Board action requiring that bonuses earned between 2004 and 2006 be offset against a portion of the tax gross-up paid to Mr. Turk in connection with the forgiveness of all of his indebtedness to NxStage in 2004. In special recognition of his negotiation of the recently announced agreements with three dialysis chains, Mr. Turk was also awarded a special recognition bonus in April 2007 of $40,000.
The individual payouts under the 2007 Bonus Plan will be based on corporate and individual performance. The Chief Executive Officer will propose to the Compensation Committee the bonus payouts for each other named executive officer. The Compensation Committee will propose and determine the payout for the CEO, and will determine the final payout for the other named executive officers. These payouts will be determined based on a comparison of individual performance against pre-determined individual goals and actual corporate results against the Company’s sales and operating expense budget, as measured by the following metrics: chronic patient numbers, critical care sales, cost of goods sold and operating expenses, as well as such other metrics as may be added within the discretion of the Compensation Committee as changes within the Company’s business environment may dictate.
     Each of the named executive officers have entered into employment agreements with the Company that have been previously filed that contain certain benefits payable upon such officer’s termination of employment, under certain circumstances, and upon a change of control of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: April 11, 2007	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer